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                                K E L L W O O D

                             N E W S R E L E A S E


    KELLWOOD (NYSE:KWD) ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE DEBENTURES

ST. LOUIS, MO June 15, 2004 -- Kellwood Company today announced its intention to offer, subject to market and other conditions, approximately $180.0 million original principal amount of Convertible Senior Debentures due 2034 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Kellwood is expected to grant the initial purchasers an option to purchase up to an additional $20.0 million original principal amount of the debentures. The terms of the debentures to be offered will be determined by negotiations between Kellwood and the initial purchasers of the debentures. Kellwood intends to use the proceeds of the offering for general corporate purposes, including acquisitions, and to pay $4.7 million under its 6.90% private placement notes due September 1, 2005.

         The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall it constitute an offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

ABOUT KELLWOOD COMPANY

Kellwood (NYSE:KWD), a $2.35 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Phat Farm(R), Baby Phat(R), Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Calvin Klein(R), XOXO(R), Liz Claiborne(R) Dresses and Suits, IZOD(R), Dockers(R), Gerber(R), Slates(R) and Bill Burns(R) are produced under licensing agreements. For more information, visit www.kellwood.com.

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CONTACT:
Roger D. Joseph, VP Treasurer & IR, Kellwood Co.,
314.576.3437, Fax, 314.576.3325, or
roger_joseph@kellwood.com.
W. Lee Capps III, Executive VP Finance & CFO, Kellwood Co.,
314.576.3486, Fax 314.576.3439 or
wlc@kellwood.com.